Treasury Board and

Department of Finance

Economic, Strategic Program

Review and Fiscal Update

Second Quarter 2017–2018

Economic, Strategic Program Review and Fiscal Update

Second Quarter 2017–2018

Published by:

Treasury Board and Department of Finance

Government of New Brunswick

P.O. Box 6000

Fredericton, New Brunswick

E3B 5H1

Canada

Internet: www.gnb.ca/finance

November 2017

Translation:

Translation Bureau, Service New Brunswick

ISBN 978-1-4605-1871-7

Think Recycling!

2017 Economic Update
	•	The International Monetary Fund (IMF) is projecting global economic growth of 3.6 per cent in 2017, a modest upgrade from previous expectations.

•

Second quarter real GDP in the U.S. recorded annualized growth of 3.1 per cent. However, the full-year outlook for the U.S. economy remains subdued as the IMF is projecting growth of 2.2 per cent for 2017.

•

The Bank of Canada has upgraded its forecast for the Canadian economy and now projects growth of 3.1 per cent for 2017. Growth has been broad-based across regions and industries. The Bank expects economic activity to moderate in the second half of the year following the rapid pace of expansion over the first half of 2017.

•

The Department of Finance’s outlook for the provincial economy is unchanged since the last fiscal update, with real GDP growth forecast to be 0.8 per cent for 2017. The consensus among private sector forecasters has increased marginally and is now projecting growth of 1.4 per cent.

	•	Increased consumer spending has contributed to strong growth in retail sales which have so far recorded gains of 5.9 per cent for the eight-month period ending in August.

•

Export growth has moderated in recent months but continues to be encouraging, registering year-to-date gains of 13.3 per cent. This is driven mainly by seafood and petroleum-based products, both of which have recorded growth in excess of 20 per cent.

	•	As of the end of the third quarter, employment growth still remains positive at 0.5 per cent. Full-time employment has increased by 5,300, offsetting part-time job losses.

	•	Average weekly earnings have grown by 0.7 per cent on a year-to-date basis, falling below the national growth rate of 1.6 per cent.

	•	Total housing starts are up by 16.2 per cent year-to-date, driven mainly by a 21.1 per cent increase in construction activity in the province’s urban centres.

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Strategic Program Review Update

•	Strategic Program Review (SPR) was an inclusive and transparent process with input sought from the public to help identify savings and revenues in order to eliminate the province’s deficit.

•	Based on second quarter information, the projected cumulative savings by March 31, 2018, will be approximately $203 million; additional savings will be realized as projects are implemented.

•	Government is on track to deliver 86.5 per cent of the cumulative savings target of $235 million for 2017–2018. The major variances include:

o	Retirement Allowance elimination for bargaining groups ($18 million under): Government does not have the constitutional power to unilaterally remove this benefit. Instead, government’s bargaining mandate includes provisions to offer additional wage increases in exchange for the elimination of this benefit. Several unions have accepted this offer; however some large bargaining groups choose to maintain the benefit through negotiation of contract agreements.

o	Centralization of common services ($9 million under): Mainly due to the double counting of procurement savings within other SPR initiatives.

o	Education and Early Childhood Development ($3.5 million under): New Brunswick welcomed the largest per capita share of Syrian refugees of any province in the country and, as a result, we have a larger student population than projected and more teachers have been hired to replace retirements than originally planned.

•	By 2020, the Strategic Program Review is expected to yield $296 million in expenditure reductions and $293 million in revenue measures, for a grand total of $589 million.

Strategic Program Review Second Quarter Projections (in $ Thousands)
Savings Initiatives	Achieved to date 2017–2018	2017–2018 Target	2017–2018 Forecast	2020–2021 Target	2020–2021 Forecast
2015–2016 Savings	$115,200	$115,200	$115,200	$115,200	$115,200
Administrative Efficiencies	$40,680	$79,770	$56,823	$102,145	$102,145
Reshaping the Civil Service	$10,131	$17,199	$18,598	$24,959	$24,959
Centralization of Services	$9,115	$22,090	$12,032	$52,125	$52,125
Other	$784	$743	$743	$1,262	$1,262
Total	$175,910	$235,002	$203,396	$295,691	$295,691

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•	Administrative Efficiencies: Projects include but are not limited to administration of Municipal Tax Warrant ($2.0 million), elimination of Municipal Fine Revenue Sharing ($1.5 million), standardization of budget processes ($1.4 million), and Vacant Bed Days policy compliance ($800,000). General administrative efficiencies such as rationalization of phone lines, computers and subscriptions, as well as continuous process improvement efforts, have resulted in savings of $35 million.

•	Reshaping the Civil Service: Projects include but are not limited to reforming Transportation and Infrastructure ($6.5 million) and rightsizing the civil service, including combining positions and eliminating unneeded positions ($3.6 million).

•	Centralization of Services: Projects include but are not limited to centralization of common services at Service New Brunswick ($7.8 million), consolidation of Lab Services ($600,000), Land Registry centralization ($400,000), and Human Resources centralization ($300,000).

•	Other: Projects include but are not limited to Visitor Information Centre closures ($195,000) and Off-Road Vehicle Enforcement ($150,000).

2017–2018 Fiscal Update

Based on second quarter information, there is a projected deficit of $135.4 million for 2017–2018. This is an improvement of $56.6 million compared to the budgeted deficit of $191.9 million.

Second Quarter Fiscal Summary
($ Millions)	2017–2018 Budget	2017–2018 2nd Quarter Projection	Variance from Budget
Revenue	9,188.7	9,211.1	22.5
Expense	9,380.6	9,346.5	(34.1)
Surplus (Deficit)	(191.9)	(135.4)	56.6

Net debt is projected to increase by $298.0 million, an improvement of $64.1 million from budget. Net debt is projected to reach $14.1 billion by March 31, 2018.

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Revenue:

Revenue is $22.5 million higher than budget. The major variances include:

•	Corporate Income Tax is up $55.6 million due to a significant increase in the national corporate taxable income forecast on which payments are based.

•	Miscellaneous Revenue is up $38.7 million mainly due to recoveries related to HST, increased revenue from the Regional Health Authorities and various other accounts across departments.

•	Conditional Grants are up $6.3 million due to higher recoveries for federal employment programs and for the new Multilateral Early Learning and Child Care Framework.

•	Licences and Permits are up $5.1 million mainly due to increased revenue projected under the Motor Vehicle Act.

•	Sale of Goods and Services is up $4.2 million mainly due to a higher than anticipated Department of Health recovery levy and increased revenue from the Regional Health Authorities, offset by various other accounts across departments.

•	Personal Income Tax is down $50.0 million due to a lower than anticipated yield in 2016 assessment data which will impact the prior year as well as the forecast base.

•	Return on Investment is down $28.8 million mainly due to lower net income being projected by the New Brunswick Power Corporation and New Brunswick Liquor Corporation. New Brunswick Power Corporation is projecting net income to be lower by $22.0 million mainly due to low water levels for hydro-electric power generation. New Brunswick Liquor Corporation is projecting net income to be down by $5.5 million due to the implementation of the everyday best beer buy for select beer products.

•	Provincial Real Property Tax is down $5.0 million due to the tax base being lower than forecasted.

•	Tobacco Tax is down $4.0 million due to a higher than anticipated decrease in volume.

Expense:

Total expenses are projected to be under budget by $34.1 million. The major variances include the following:

•	General Government is under budget by $26.8 million mainly due to lower than planned expenses for retirement allowance.

•	Capital Account Expense is $20.2 million lower than budget mainly due to lower expenses in the Regional Development Corporation and the Department of Transportation and Infrastructure.

•	Service of the Public Debt is $10 million below budget due to lower than expected short- term interest expense.

•	Special Purpose Accounts are under budget by $7.8 million mainly due to lower expenses in Social Development, and Justice and Public Safety.

•	Education and Early Childhood Development is $1.6 million lower than budget mainly due to lower costs in the School Districts.

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•	Justice and Public Safety is $1.9 million over budget mainly due to additional expenses under the Disaster Financial Assistance program due to the 2017 ice storm. These expenses are partially offset by increased recoveries from the federal government.

•	Environment and Local Government is $3.7 million over budget mainly due to unanticipated expenses related to municipal and rural community property tax assessment adjustments.

•	Energy and Resource Development is $6.0 million higher than budget mainly due to the purchase of LiDar mapping data, higher royalty payments to First Nations and increased fire suppression costs. These expenses are partially offset by additional revenues.

•	Health is $7.4 million over budget mainly due to higher than expected expenses under the Medicare program, partially offset by under-expenditures in other programs.

•	Post-Secondary Education, Training and Labour is $8.5 million over budget mainly due to additional expenditures in employment programs resulting from an expected increase in federal funding.

•	Social Development is $14.9 million over budget mainly due to increased costs in the Housing Services Program (partially offset by lower expenses in the Special Purpose Account) and higher expenses in the Disability Support and Nursing Home Services programs.

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PROVINCE OF NEW BRUNSWICK

FISCAL UPDATE

Thousands

$

	2017–2018	2017–2018 1st Quarter	2017–2018 2nd Quarter	Variance from
	Budget	Projection	Projection	Budget
Revenue
Ordinary Account	8,749,709	8,760,265	8,773,749	24,040
Capital Account	34,663	33,438	31,633	(3,030)
Special Purpose Account	79,505	79,566	78,858	(647)
Special Operating Agencies	135,916	137,123	138,003	2,087
Sinking Fund Earnings	188,900	188,900	188,900	0
Total Revenue	9,188,693	9,199,292	9,211,143	22,450

Expense
Ordinary Account	8,523,323	8,512,725	8,522,173	(1,150)
Capital Account	163,698	159,300	143,443	(20,255)
Special Purpose Account	94,666	86,129	86,813	(7,853)
Special Operating Agencies	138,149	139,430	135,434	(2,715)
Amortization of Tangible Capital Assets	460,802	457,807	458,649	(2,153)
Total Expense	9,380,638	9,355,391	9,346,512	(34,126)

Surplus (Deficit)	(191,945)	(156,099)	(135,369)	56,576

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CHANGE IN NET DEBT

Thousands

$

	2017–2018 Budget	2017–2018 1st Quarter Projection	2017–2018 2nd Quarter Projection	Variance from Budget

Net Debt - Beginning of Year	(13,997,406)	(13,997,406)	(13,826,996)	170,410

Changes in Year

Surplus (Deficit)	(191,945)	(156,099)	(135,369)	56,576
Investments in Tangible Capital Assets	(630,925)	(627,304)	(621,237)	9,688
Amortization of Tangible Capital Assets	460,802	457,807	458,649	(2,153)
(Increase) Decrease in Net Debt	(362,068)	(325,596)	(297,957)	64,111

Net Debt - End of Year	(14,359,474)	(14,323,002)	(14,124,953)	234,521

At second quarter, Net Debt - Beginning of Year has been updated to reflect the ending net debt that was published in the 2016-2017 Consolidated Financial Statements (Public Accounts Volume I).

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APPENDIX A

ORDINARY ACCOUNT REVENUE BY SOURCE

Thousands

$

	2017–2018	2017–2018 1st Quarter	2017–2018 2nd Quarter	Variance from
	Budget	Projection	Projection	Budget
Taxes
Personal Income Tax	1,681,000	1,681,000	1,631,000	(50,000)
Corporate Income Tax	334,400	340,000	390,000	55,600
Metallic Minerals Tax	1,000	1,900	1,900	900
Provincial Real Property Tax	515,000	510,000	510,000	(5,000)
Harmonized Sales Tax: net of credit	1,418,600	1,418,600	1,418,600	0
Gasoline and Motive Fuels Tax	286,000	286,000	286,000	0
Tobacco Tax	164,000	160,000	160,000	(4,000)
Pari-Mutuel Tax	420	420	420	0
Insurance Premium Tax	55,600	55,600	55,600	0
Real Property Transfer Tax	23,000	25,000	25,000	2,000
Financial Corporation Capital Tax	27,000	27,000	27,000	0
Penalties and Interest	13,000	12,000	12,000	(1,000)
Subtotal - Taxes	4,519,020	4,517,520	4,517,520	(1,500)

Return on Investment	282,686	272,718	253,919	(28,767)
Licences and Permits	151,838	155,139	156,913	5,075
Sale of Goods and Services	432,158	432,844	436,355	4,197
Lottery and Gaming Revenues	152,457	155,816	155,816	3,359
Royalties	70,280	69,730	69,730	(550)
Fines and Penalties	8,215	8,315	7,519	(696)
Miscellaneous	82,379	99,058	121,071	38,692
Total - Own Source Revenue	5,699,033	5,711,140	5,718,843	19,810

Unconditional Grants – Canada
Fiscal Equalization Payments	1,760,300	1,760,300	1,760,300	0
Canada Health Transfer	768,400	768,400	770,500	2,100
Canada Social Transfer	284,400	284,400	285,100	700
Other	1,866	1,866	1,866	0
Subtotal - Unconditional Grants – Canada	2,814,966	2,814,966	2,817,766	2,800

Conditional Grants – Canada	246,938	250,940	253,211	6,273

Total - Grants from Canada	3,061,904	3,065,906	3,070,977	9,073

Subtotal	8,760,937	8,777,046	8,789,820	28,883

Inter-account Transactions	(11,228)	(16,781)	(16,071)	(4,843)

Ordinary Account Revenue	8,749,709	8,760,265	8,773,749	24,040

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APPENDIX B

ORDINARY ACCOUNT EXPENSE

Thousands

$

	2017–2018	2017–2018 1st Quarter	2017–2018 2nd Quarter	Variance from
	Budget	Projection	Projection	Budget	%
DEPARTMENT
Agriculture, Aquaculture and Fisheries	33,532	33,285	33,285	(247)	-0.7%
Education and Early Childhood Development	1,188,434	1,188,434	1,186,850	(1,584)	-0.1%
Energy and Resource Development	102,422	105,490	108,434	6,012	5.9%
Environment and Local Government	140,298	140,298	143,980	3,682	2.6%
Executive Council Office	11,938	11,938	11,938	0	0.0%
Finance	10,514	10,514	10,514	0	0.0%
General Government	792,395	762,007	765,550	(26,845)	-3.4%
Health	2,657,185	2,668,565	2,664,626	7,441	0.3%
Justice and Public Safety	228,581	234,565	230,432	1,851	0.8%
Legislative Assembly	21,696	21,897	22,563	867	4.0%
Office of the Attorney General	18,293	18,293	18,293	0	0.0%
Office of the Premier	1,598	1,598	1,598	0	0.0%
Opportunities New Brunswick	45,421	45,341	45,215	(206)	-0.5%
Other Agencies	369,188	368,007	371,135	1,947	0.5%
Post-Secondary Education, Training and Labour	619,639	625,656	628,166	8,527	1.4%
Regional Development Corporation	64,355	64,355	64,355	0	0.0%
Service of the Public Debt	701,000	691,000	691,000	(10,000)	-1.4%
Social Development	1,168,418	1,178,168	1,183,294	14,876	1.3%
Tourism, Heritage and Culture	60,184	60,184	60,359	175	0.3%
Transportation and Infrastructure	302,109	302,699	302,109	0	0.0%
Treasury Board	16,417	16,417	16,167	(250)	-1.5%

Subtotal	8,553,617	8,548,711	8,559,863	6,246	0.1%

Investment in Tangible Capital Assets	(19,066)	(19,205)	(19,019)	47	-0.2%
Inter-account Transactions	(11,228)	(16,781)	(18,671)	(7,443)	66.3%

Ordinary Account Expense	8,523,323	8,512,725	8,522,173	(1,150)	0.0%

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APPENDIX C

CAPITAL EXPENDITURES

Thousands

$

	2017–2018	2017–2018 1st Quarter	2017–2018 2nd Quarter	Variance from
	Budget	Projection	Projection	Budget
Regular Capital Investments
Agriculture, Aquaculture and Fisheries	100	100	100	0
Education and Early Childhood Development	43,067	46,240	45,861	2,794
Energy and Resource Development	2,900	1,650	1,200	(1,700)
Health	95,808	95,599	92,170	(3,638)
Justice and Public Safety	114	114	114	0
Legislative Assembly	450	450	450	0
Post-Secondary Education, Training and Labour	5,695	5,706	5,695	0
Regional Development Corporation	14,100	14,100	14,100	0
Social Development	5,200	5,200	4,000	(1,200)
Tourism, Heritage and Culture	3,920	3,920	3,920	0
Transportation and Infrastructure	394,837	392,019	395,391	554
Regular Capital Investments	566,191	565,098	563,001	(3,190)

Strategic Infrastructure Initiative
Agriculture, Aquaculture and Fisheries	500	500	500	0
Education and Early Childhood Development	40,540	38,047	37,628	(2,912)
Health	13,883	8,261	1,700	(12,183)
Regional Development Corporation	78,370	74,115	63,370	(15,000)
Tourism, Heritage and Culture	6,650	6,650	6,650	0
Transportation and Infrastructure	19,275	24,525	24,806	5,531
Energy Retrofit and Renewable Energy	20,250	20,250	20,250	0
Strategic Infrastructure Initiative	179,468	172,348	154,904	(24,564)

Recoveries	29,898	29,953	27,756	(2,142)

Total - Capital Expenditures	775,557	767,399	745,661	(29,896)

Investments in Tangible Capital Assets	(611,859)	(608,099)	(602,218)	9,641

Capital Account Expense	163,698	159,300	143,443	(20,255)

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